As filed with the Securities and Exchange Commission on December 20, 2002

Registration No. 333-101054

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

WISCONSIN ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	39-0476280 (IRS Employer Identification No.)

231 West Michigan Street
P. O. Box 2046
Milwaukee, Wisconsin 53201
(414) 221-2345
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jeffrey West, Treasurer
Wisconsin Electric Power Company
231 West Michigan Street
P. O. Box 2046
Milwaukee, Wisconsin 53201
(414) 221-2345
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
BRUCE C. DAVIDSON Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 277-5000	GARY W. WOLF Cahill Gordon & Reindel 80 Pine Street New York, New York 10005 (212) 701-3600

Approximate date of commencement of proposed sale to the public:  At such time, or from time to time, after the effective date of this registration statement as the registrant shall determine, in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2002

PROSPECTUS

$800,000,000

WISCONSIN ELECTRIC POWER COMPANY

First Mortgage Bonds
Debt Securities

Wisconsin Electric may issue and sell to the public from time to time up to $800,000,000 aggregate principal amount of its first mortgage bonds or its unsecured debt securities in one or more series in amounts, at prices and upon terms to be determined at the time or times of sale. Except as may be described in a prospectus supplement, any first mortgage bonds or debt securities will not be listed on any national securities exchange. The title, aggregate principal amount, maturity, interest rate, payment dates, redemption provisions, sinking fund, if any, and other terms of each series of the first mortgage bonds or debt securities will be set forth in a supplement to this prospectus.

We may sell first mortgage bonds or debt securities to or through underwriters or dealers and also may sell first mortgage bonds or debt securities directly to other purchasers or through agents. The prospectus supplement relating to a series of first mortgage bonds or debt securities will set forth the terms of the offering, including, to the extent applicable, the initial offering price, the proceeds to us, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers, and will identify the principal underwriters (if any) with respect to the series.

We urge you to read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 200  .

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

In this prospectus, “we”, “us” and “Wisconsin Electric” refer to Wisconsin Electric Power Company, an operating public utility organized under the laws of Wisconsin and a subsidiary of Wisconsin Energy Corporation, a diversified holding company which we refer to in this prospectus as “Wisconsin Energy.” This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may issue and sell to the public any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $800,000,000.

This prospectus provides you with only a general description of the securities we may issue and sell. Each time we issue and sell securities, we will provide a prospectus supplement that will contain specific information about the particular securities and terms of that offering.

In the prospectus supplement, we will describe the interest rate, payment dates, maturity and other terms of any first mortgage bonds or debt securities that we issue and sell. Should the prospectus supplement and the prospectus differ with respect to such terms, the description in the prospectus supplement shall control.

The prospectus supplement will also describe the proceeds and uses of proceeds from the securities, together with the names and compensation of any underwriters through whom the securities are being issued and sold, and other important considerations for investors. It may also add to, update or change information contained in this prospectus.

WISCONSIN ELECTRIC

Wisconsin Electric Power Company is an electric, gas and steam utility which was incorporated in the State of Wisconsin in 1896.

Electric Operations: Our electric operations generate, distribute and sell electric energy to over 1,000,000 customers in Wisconsin and in the Upper Peninsula of Michigan.

Gas Operations: Our gas operations purchase, distribute and sell natural gas to over 400,000 customers in Wisconsin.

Steam Operations: Our steam operations generate, distribute and sell steam to approximately 450 customers in the metropolitan Milwaukee, Wisconsin area.

On January 1, 2001, Wisconsin Electric, together with its affiliated electric utility Edison Sault Electric Company and other unaffiliated Wisconsin utilities, transferred its electric transmission assets, with a net book value of approximately $224 million, to the American Transmission Company LLC for a proportionate ownership interest in that new company. Because Wisconsin Energy is an exempt holding company by order of the United States Securities and Exchange Commission under Section 3(a)(1) of the Public Utility Holding Company Act of 1935 and Wisconsin Electric is similarly an exempt holding company under Section 3(a)(1) of that law and Rule 2 thereunder, both companies are exempt from that law’s provisions other than with respect to various acquisitions of securities of a public utility.

In April 2000, Wisconsin Energy acquired WICOR, Inc. and its subsidiaries, including Wisconsin Gas Company, the largest natural gas distribution public utility in Wisconsin. Subsequent to the acquisition, Wisconsin Electric and Wisconsin Gas, although they remain separate legal entities, have combined certain common functions. In April 2002, the two companies began doing business under the trade name of “We Energies.”

Power the Future Strategy: In February 2001, Wisconsin Energy announced enhancements to a 10-year $7 billion strategy, originally proposed in September 2000, to improve the supply and reliability of electricity in Wisconsin. As part of its Power the Future growth strategy, Wisconsin Energy indicated that it plans to:

•
invest in new natural gas-based and coal-based electric generating facilities and major upgrades of Wisconsin Electric’s existing generation facilities that would be owned within Wisconsin Energy’s non-utility energy segment and leased back to Wisconsin Electric;

•	invest through Wisconsin Electric in upgrades costing less than $10 million in existing electric generating facilities at Wisconsin Electric; and

•	invest through Wisconsin Electric in upgrades of the existing energy distribution system.

Implementation of the Power the Future strategy is subject to a number of state and regulatory approvals. You should refer to any documents incorporated by reference in this prospectus or the prospectus supplement for updated information concerning the Power the Future strategy.

Our principal executive offices are located at 231 West Michigan Street, P.O. Box 2046, Milwaukee, Wisconsin 53201. Our telephone number is (414) 221-2345.

RATIO OF EARNINGS TO FIXED CHARGES

Our historical ratios of earnings to fixed charges are described below for the periods indicated.

			Year Ended December 31,
	Nine Months Ended September 30, 2002	Twelve Months Ended September 30, 2002	2001	2000	1999	1998	1997
Ratio of Earnings to Fixed Charges	4.3x	4.4x	3.9x	2.9x	3.4x	3.1x	1.9x

For these ratios, “earnings” is determined by adding net income (including total allowances for funds used during construction) plus current and deferred income taxes plus fixed charges and subtracting undistributed equity in earnings of unconsolidated affiliate. “Fixed charges” consists of interest charges, amortization of debt expenses, and amounts representing the interest factors of nuclear fuel rental expense and of a long-term power purchase contract accounted for as a capital lease.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

We have included or may include statements in this prospectus and any prospectus supplement (including documents incorporated by reference) that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You will be able to recognize a forward-looking statement because it contains the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “objective” or a similar expression to identify it as a forward-looking statement.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.

In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors we have described under the captions “Factors Affecting Results, Liquidity and Capital Resources” and “Cautionary Factors” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K or under similar captions in the other documents we have incorporated by reference.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of first mortgage bonds and debt securities principally to refinance up to $784 million aggregate principal amount of long-term debt that matured in 2002, or will mature in 2003 and 2004, or that will become eligible for optional redemption by August 2003. Pending disposition, we may temporarily invest any funds not required immediately for those purposes in U.S. government securities and other high quality U.S. securities. We expect to borrow money or sell securities from time to time, but we cannot predict the precise amounts or timing of doing so. For current information, look at our current filings with the SEC. See “Where You Can Find More Information.”

DESCRIPTION OF FIRST MORTGAGE BONDS

We will issue any first mortgage bonds in one or more series under the Mortgage and Deed of Trust dated October 28, 1938 between us and U.S. Bank National Association (as successor to First Wisconsin Trust Company), as trustee, as amended and supplemented and as to be supplemented by one or more supplemental indentures creating series of first mortgage bonds. For purposes of this prospectus, the term “bonds” refers to first mortgage bonds issued or to be issued under the mortgage described above. At September 30, 2002, the aggregate principal amount of bonds outstanding under the mortgage was $609 million.

We have summarized selected provisions of the mortgage and the bonds below. This summary may not contain all of the information important to you. Copies of the documents constituting the mortgage are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read those documents for other provisions that may be important to you. In the summary below, we have included references to section numbers of the mortgage so that you can easily find those provisions. Some terms used below, whether or not capitalized, are defined in the mortgage. The particular terms of any new bonds we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the bonds described below and in the mortgage. For a description of the terms of any series of new bonds, you should review both the prospectus supplement relating to that series and the description of the bonds set forth in this prospectus before making an investment decision.

General

The new bonds of any series will be issued in an aggregate principal amount, will mature and bear interest, and will be redeemable (if issued with redemption provisions) at our option, at the prices and on the other terms as to be set forth in the prospectus supplement relating to the series. The prospectus supplement will also indicate whether the bonds of that series will be originally issued solely in book-entry form as described under “Book-Entry Issuance” below.

Any new bonds will be available only in fully registered form, without coupons, in the denomination of $1,000 or any multiple thereof. We will not impose charges for exchanges of bonds.

We will pay principal and interest on the any bonds in U.S. dollars, at our offices in the City of Milwaukee. However, we may pay interest on any bond by check, mailed to the person entitled thereto at the address as shown in the transfer register, or as otherwise may be provided for in the related supplemental indenture. The interest paid on a bond on any interest payment date will, with certain exceptions, be payable to the person in whose name the bond is registered at the close of business on the last business day which is more than ten days prior to the payment date.

Security

In the opinion of Sally R. Bentley, Assistant Vice President—Legal Services of Wisconsin Electric, the new bonds will be secured, together with all other bonds now or later issued under the mortgage, by a valid and direct first lien (subject to various leases, permitted liens and other minor matters) on substantially all of our properties and franchises, other than cash, accounts receivable and other liquid assets, securities not specifically pledged, and electric energy, materials, supplies or other products produced or purchased by us for use, sale or lease. At September 30, 2002, the gross amount, before depreciation, at which the properties subject to the lien of the mortgage were carried in our utility plant accounts was approximately $6.2 billion. The mortgage contains provisions subjecting after-acquired property, other than property of types that are described above as not subject to the direct first lien, to its lien. (Granting Clauses and Excepted Property)

Additional Bonds

We may issue additional bonds ranking equally with any new bonds for an aggregate principal amount up to the sum of:

•	60% of the amount of Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien which we elect to use for that purpose;

•	the amount of cash which we deposit with the trustee for that purpose; and

•	the previously unutilized amount of bonds retired or to be retired (except out of trust moneys).

(Art. III, Sections 4, 5 and 6) We may withdraw cash deposited with the trustee upon the bases and up to the amounts indicated in the first and last bullet points. (Art. VIII, Section 3)

We may not issue additional bonds unless Net Earnings of the Company Available for Interest for a specified recent twelve-month period have been at least equal to the greater of twice the annual interest charges on, or 10% of the principal amount of, all bonds and Prior Lien Bonds then outstanding and then being issued, unless the additional bonds are being issued to refund bonds or to refund a Prior Lien which simultaneously becomes a Funded Prior Lien on Property Additions used for the issuance, and an application to issue additional bonds for either of these refunding purposes is made within two years prior to the maturity of the bonds or Prior Lien Bonds being refunded. (Art. III, Sections 3, 4(h) and 6(b); Fifth Supp. Ind., Art. VI) Based on our net earnings for the twelve months ended September 30, 2002, the $609 million principal amount of first mortgage bonds outstanding, and assuming a 6.50% interest rate, we could issue approximately $2.5 billion of additional bonds under this mortgage earnings test.

Any new bonds are to be issued against 60% of the Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien or the principal amount of unutilized retired bonds. Before reflecting the assumed issuance of any of the new bonds, as of September 30, 2002, the amount of such Property Additions available for issuance of bonds under the mortgage was approximately $2.3 billion, sufficient under this 60% provision for the issuance of approximately $1.4 billion principal amount of additional bonds. In addition, approximately $1.4 billion of additional bonds could be issued under the mortgage on the basis of bonds retired on or before that date.

Prior Lien Bonds secured by an Unfunded Prior Lien may be issued under the circumstances and subject to the limitations provided in the mortgage. (Art. IV, Section 16)

Dividend Restriction

So long as any new bonds are outstanding, we may not declare any dividend on our common stock, other than dividends payable in common stock, or make any other distribution on, or acquire for value any shares of our common stock (except in exchange for common stock), if after giving effect to the transaction the aggregate of those dividends, distributions or acquisitions during the period commencing September 30, 2002 and ending on the last day of the third month preceding the month in which any of those dividends, distributions or acquisitions is paid or made exceed the sum of approximately $1.2 billion plus our net income during that period applicable to our common stock. (Art. IV or other designated article of each Supplemental Indenture creating series of new bonds)

Default

Events of default under the mortgage are:

•	default in the payment of the principal of any bond;

•
default in the payment of any installment of interest on any bond or in the payment or satisfaction of any sinking, improvement, maintenance or analogous fund and the continuation of that default for a period of 30 days;

•
default in the performance or observance of any of the covenants, agreements or conditions in the mortgage or bonds and the continuation of that default for 60 days after written notice from the trustee or the holders of 15% in amount of the outstanding bonds;

•	default in the payment of principal of or interest on any Prior Lien Bonds and the continuation of that default beyond the period of grace in those bonds;

•	various events in bankruptcy, assignments for the benefit of creditors and establishments of receiverships or similar arrangements;

•	failure to discharge or provide for the discharge of a final judgment in excess of $100,000 within 30 days after it is rendered or after it is affirmed on appeal; and

•	termination of our corporate franchise unless we transfer our assets to a successor corporation before or within 120 days after the termination. (Art. IX, Section 1)

We are required to furnish the trustee, not less than annually, a brief certificate concerning our compliance with all conditions and covenants under the mortgage.

In case of an event of default, either the trustee or the holders of 25% in amount of the outstanding bonds may declare the principal of all bonds due and payable, but the holders of a majority may, under certain circumstances, rescind the acceleration if the event of default has been cured. No holder of bonds may enforce the lien of the mortgage unless that holder has given the trustee written notice of default and unless the holders of 25% in amount of the outstanding bonds have requested the trustee in writing to act, the holder or holders seeking to enforce the mortgage have offered the trustee security and indemnity satisfactory to it and the trustee has not acted within a reasonable time. (Art. IX, Sections 1 and 12)

Modification of Mortgage

With the consent of holders of 66 2/3% in amount of the bonds entitled to vote then outstanding, and holders of 66 2/3% in amount of the bonds of each series entitled to vote then outstanding and affected if less than all series are affected, the mortgage may be changed, except to affect the terms of payment of the principal or interest on any bond or to reduce the percentage in amount of bonds required to effect any change. (Art. XV, Section 6, as amended by Twenty-Second Supplemental Indenture, effective October 5, 1995).

Additional modifications of the mortgage set forth in the Twenty-Second Supplemental Indenture were made effective by a resolution adopted at a meeting of bondholders called at our request and held on October 23, 1992, following approval by our board of directors on October 28, 1992. These amendments, in general terms:

•	amend the definition of “Board of Directors” to include a committee of the board;

•
broaden the definition of “Property Additions” by adding the phrase “gas (either natural or artificial)” so that the definition refers in part to property “used or useful for the business of generating, manufacturing, transmitting, distributing or supplying electricity, gas (either natural or artificial) or steam,” by deleting a requirement that the properties be located in, or directly connected with properties located in, Wisconsin, by including specified leasehold interests in electric and gas plants and other properties, and by deleting an exclusion for gas properties and adding a definition of transportation properties;

•	require various opinions of counsel to refer to pipelines;

•	increase to $250,000 the amount above which various insured losses must be payable to the trustee;

•	permit the issuance of Prior Lien Bonds secured by purchase money mortgages on specified conditions; and

•	permit bondholders’ action by written consent.

Additional modifications of the mortgage set forth in the Twenty-Sixth Supplemental Indenture became effective on October 5, 1995 when the last bonds of any series created prior to January 15, 1988 were redeemed and ceased to be outstanding. (Twenty-Sixth Supp. Ind., Art. VI) These amendments provide more flexibility in setting forth in an engineer’s certificate the time period during which gross property additions were purchased, constructed or otherwise acquired by us in connection with a request by us to withdraw monies held by the trustee, and alter the ratio used to determine the dollar amount of funds that we may request the trustee to pay over to us on the basis of refundable bonds.

Additional modifications of the mortgage set forth in Art. VII of the Thirty-Third Supplemental Indenture will become effective upon the earlier of the date when no bonds of any series created prior to October 1, 1992 remain outstanding or the date these modifications are consented to by bondholders. These modifications will, in general:

•
allow for the issuance of additional bonds for an aggregate principal amount of up to 70% of the amount of Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien, as compared with the limitation of 60% now set forth in the mortgage;

•
permit the issuance of Prior Lien Bonds for an aggregate principal amount of up to 70% of the amount of Net Bondable Value of Property Additions Subject to an Unfunded Prior Lien, as compared with the limitation of 60% now set forth in the mortgage;

•
allow us to acquire property subject to any Unfunded Prior Lien, if at the time of acquisition the principal amount of outstanding indebtedness subject to that lien or liens does not exceed 70% (as compared to 60% currently) of the lesser of the cost or fair value to us of the property of the nature of Property Additions subject to that lien or liens;

•
amend the definitions of “Net Bondable Value of Property Additions Not Subject to an Unfunded Prior Lien” and “Net Bondable Value of Property Additions Subject to an Unfunded Prior Lien” by changing the ratio to be applied to specified dollar amounts in each definition’s calculation from ten-sixths to ten-sevenths;

•
provide that, in the case of a proposed merger in which we would not be the survivor, the transaction may not occur if the principal amount of indebtedness outstanding immediately after the merger subject to a lien or liens prior to Wisconsin Electric’s liens exceeds 70% (as compared to 60% currently) of the lesser of cost or fair value of the property of the nature of Property Additions then owned by the survivor; and

•	make conforming and other changes.

Each holder of a new bond will be deemed to have consented to all of the foregoing modifications. As of September 30, 2002, an aggregate of $149 million principal amount of 7 ¼% bonds due 2004 and 6.85% bonds due 2021 were outstanding, which are the only series created prior to October 1, 1992 that remain outstanding.

Wisconsin Natural Indenture

In conjunction with the merger of Wisconsin Natural Gas Company, a former wholly owned utility subsidiary of Wisconsin Energy and a utility affiliate of ours, into Wisconsin Electric effective January 1, 1996, we assumed Wisconsin Natural’s outstanding indebtedness under the Debt Securities Indenture dated as of September 1, 1992 between Wisconsin Natural and U.S. Bank National Association (as successor to Firstar Trust Company), as trustee, as supplemented. At September 30, 2002, $28 million aggregate principal amount of debentures were outstanding under the Wisconsin Natural Indenture.

Regarding the Trustee

The trustee, U.S. Bank National Association, provides services for us and some of our affiliates, including our parent, Wisconsin Energy, as a depository of funds, registrar, member of a bank group providing back-up credit lines, trustee under other indentures and similar services. The trustee also provides treasury management and cash management services for us and some of our affiliates. The trustee or affiliates of the trustee may make loans to or otherwise extend credit to us or affiliated companies from time to time. We and the trustee have entered into a Short Term Borrowing Agreement providing for the trustee to make loans to us from time to time. The aggregate principal balance outstanding at any time on all loans made pursuant to the Short Term Borrowing Agreement may not exceed $50 million. As of September 30, 2002, a loan for $50 million was outstanding under the Short Term Borrowing Agreement. U.S. Bank National Association is also the trustee under the indenture (as described below) providing for the debt securities as well as trustee under the Wisconsin Natural Indenture. See “Description of Debt Securities—Regarding the Trustee.” The trustee also presently manages portfolio assets for our master pension trust.

The holders of a majority of the outstanding bonds have the right to direct the time, method and place of conducting any proceeding for any remedy open to the trustee and of exercising any power or trust conferred upon the trustee under the mortgage. (Art. IX, Section 11) Subject to the duty of the trustee to act with the required standard of care during a default, the trustee is under no obligation to exercise any trust or power of the mortgage at the request, order or direction of any of the bondholders unless the requesting bondholders provide security or indemnity satisfactory to the trustee against any costs, expenses and liabilities to be incurred. (Art. XIII, Sections 1(d) and 2)

DESCRIPTION OF DEBT SECURITIES

We will issue any new debt securities, which will be our direct unsecured general obligations, in one or more series under the indenture between us and U.S. Bank National Association (as successor to Firstar Trust Company), as trustee, dated as of December 1, 1995, and under a securities resolution, which may be in the form of a resolution or a supplemental indenture, authorizing the particular series. For purposes of this prospectus, the term “debt securities” does not include any of the first mortgage bonds that may be issued under this prospectus. At September 30, 2002, the aggregate principal amount of debt securities outstanding under the indenture was $628 million. The ranking of a series of debt securities with respect to all of our indebtedness will be established by the securities resolution creating the series.

We have summarized selected provisions of the indenture and new debt securities below. This summary may not contain all of the information important to you. Copies of the indenture and a form of securities resolution are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series of debt securities issued also has been or will be filed or incorporated by reference as an exhibit to the registration statement or other filings incorporated by reference in this prospectus. You should read the indenture and the applicable securities resolution for other provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indenture. For a description of the terms of any series of debt securities, you should also review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision.

General

The indenture does not significantly limit our operations. In particular, it does not:

•	limit the amount of debt securities that we can issue under the indenture;

•	limit the number of series of debt securities that we can issue from time to time;

•	restrict the total amount of debt that we or our subsidiaries may incur; or

•
contain any covenant or other provision that is specifically intended to afford any holder of the debt securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in our ratings or credit quality.

Although the indenture permits the issuance of debt securities in other forms or currencies, the debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

Substantially all of our fixed properties and franchises are subject to the lien of the mortgage under which our first mortgage bonds are outstanding. See “Description of First Mortgage Bonds.”

Terms

A prospectus supplement and a securities resolution relating to the offering of any new series of debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

•	the designation, aggregate principal amount, currency or composite currency and denominations of the debt securities;

•	the price at which the debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

•	the maturity date and other dates, if any, on which the principal of the debt securities will be payable;

•	the interest rate or rates, if any, or method of calculating the interest rate or rates which the debt securities will bear;

•	the closing date for the issuance of any debt securities;

•	the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

•	the manner of paying principal and interest on the debt securities;

•	the place or places where principal and interest will be payable;

•	the terms of any mandatory or optional redemption of the debt securities by us, including any sinking fund;

•	the terms of any redemption of debt securities at the option of holders;

•	any tax indemnity provisions;

•	if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining those payments;

•	the portion of principal payable upon acceleration of any discounted debt security (as described below);

•
whether and upon what terms debt securities may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the debt securities of the series);

•	whether the covenant referred to below under “Limitations on Liens” applies, and whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

•
the ranking of the debt securities, including the relative degree, if any, to which the debt securities of a series are subordinated to one or more other series of debt securities in right of payment, whether outstanding or not; and

•
any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities. (Section 2.01)

We may issue debt securities of any series as registered debt securities, bearer debt securities or uncertificated debt securities. (Section 2.01) We may issue the debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to the series. We may issue global securities in registered, bearer or uncertificated form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee or a successor depositary. (Section 2.12) We will describe in the prospectus supplement relating to any series the specific terms of the depositary arrangement with respect to that series to the extent they differ from those described under “Book-Entry Issuance” below.

Unless otherwise indicated in the prospectus supplement, we will issue registered debt securities in denominations of $1,000 and whole multiples of $1,000 and bearer securities in denominations of $5,000 and whole multiples of $5,000. (Section 2.12) We will issue one or more global securities in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding securities of the series to be represented by that global security or securities.

In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

A holder of debt securities registered with our registrar may request registration of a transfer upon surrender of the debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

We may issue debt securities under the indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount of those debt securities. Special U.S. federal income tax and other considerations applicable to discounted debt securities, if material, will be described in the related prospectus supplement. A discounted debt security is a debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Certain Covenants

The debt securities will not be secured by any properties or assets and will represent our unsecured debt. The indenture does not limit the amount of unsecured debt that we can incur. As indicated above, substantially all of our fixed properties and franchises are subject to the lien of the mortgage securing the first mortgage bonds.

As discussed below, the indenture includes limitations on our ability to create liens. These limitations will apply if the securities resolution establishing the terms of a series so provides. If applicable, the limitations are subject to a number of qualifications and exceptions. The indenture does not limit our ability to issue additional first mortgage bonds or to enter into sale and leaseback transactions.

The covenant described below will apply to a series of debt securities to the extent indicated in the related prospectus supplement. Any obligations under that covenant are subject to termination upon defeasance. See “Legal Defeasance and Covenant Defeasance” below.

Also, unless otherwise indicated in a prospectus supplement, the indenture does not include a covenant which would afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect them.

Limitations on Liens

The indenture provides that, so long as there remain outstanding any debt securities of any series to which this limitation applies, and subject to termination as referred to above, we will not, and will not permit any subsidiary to, create or suffer to be created or to exist any mortgage, pledge, security interest, or other lien on any of our properties or assets now owned or later acquired to secure any indebtedness, without making effective provision so that the debt securities of that series will be equally and ratably secured. The indenture defines the term “subsidiary” to mean a corporation a majority of whose voting stock is owned by us or one of our subsidiaries. This restriction does not apply to or prevent the creation or existence of:

•
the mortgage securing our first mortgage bonds or any indenture supplemental to that mortgage subjecting any property to the lien of the mortgage or confirming the lien of the mortgage upon any property, whether owned before or acquired after the date of the indenture;

•
liens on property existing at the time of acquisition or construction of the property (or created within one year after completion of the acquisition or construction), whether by purchase, merger, construction or otherwise (or on the property of a subsidiary at the date it became a subsidiary), or to secure the payment of all or any part of the purchase price or construction cost thereof, including the extension of those liens to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or later made on the property subject to the lien;

•	any extensions, renewals or replacements, or successive extensions, renewals or replacements, in whole or in part, of liens permitted by either of the first two bullet points above;

•	the pledge of any bonds or other securities at any time issued under any of the liens permitted by any of the first three bullet points above; or

•	permitted encumbrances. (Section 4.07)

“Permitted encumbrances” means liens of the types customarily permitted by indentures for utility debt securities, including among other items:

•	the pledge or assignment in the ordinary course of business of electricity, gas (either natural or artificial) or steam, accounts receivable or customers’ installment paper;

•	liens of

•	taxes, assessments or governmental charges for the then current year and taxes, assessments or governmental charges not then delinquent,

•	liens for workers’ compensation awards and similar obligations not then delinquent,

•	mechanics’, labors’, materialmen’s and similar liens not then delinquent, and

•	liens of these types, whether or not delinquent, whose validity is being contested in good faith by us or a subsidiary;

•	the lien of judgments covered by insurance, or upon appeal and covered, if necessary, by the filing of an appeal bond, or other judgment liens not exceeding at any one time an aggregate of $1,000,000;

•
easements or reservations in respect of our property or property of a subsidiary for the purpose of roads, pipelines, utility transmission and distribution lines or other rights-of-way and similar purposes, zoning ordinances, regulations, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances, other than to secure the payment of money, none of which in the opinion of counsel are such as to interfere with the proper operation and development of the affected property for its intended use in our business or the business of our subsidiaries;

•
any defects of title and any terms, conditions, agreements, covenants, exceptions and reservations in deeds or other instruments under which we or a subsidiary has acquired or may in the future acquire any property, none of which, in the opinion of counsel, materially adversely affects the operation of our properties and those of our subsidiaries, taken as a whole;

•
rights reserved to or vested in others to take or receive any part of the electricity, gas (either natural or artificial), steam or any by-products generated or produced by or from any of our properties or with respect to any other rights concerning electricity, gas (either natural or artificial) or steam supply, transportation, or storage which are in use in the ordinary course of the electricity, gas (either natural or artificial) or steam business;

•
liens created or assumed by us or our subsidiaries in connection with the issuance of tax exempt state and local bonds for purposes of financing, in whole or in part, the acquisition or construction of property to be used by us or our subsidiaries, provided the liens are limited to the property financed and the related real estate;

•
liens against our property or property of our subsidiary at the time a person consolidates with or merges into, or transfers all or substantially all of its assets to, us or a subsidiary, provided that in the opinion of our board of directors or our management, as evidenced by a certified board resolution or an officers’ certificate delivered to the trustee, the property acquired pursuant to the consolidation, merger or asset transfer is adequate security for the lien; and

•
liens or encumbrances not otherwise permitted if, at the incurrence of and after giving effect to these liens or encumbrances, the aggregate of all of our obligations secured thereby does not exceed 10% of tangible net worth. For this purpose “tangible net worth” means common stockholders’ equity appearing on our most recent balance sheet, or consolidated balance sheet including our subsidiaries if we have one or more consolidated subsidiaries, prepared in accordance with generally accepted accounting principles less intangible assets, other than intangible assets recoverable through rates as prescribed by applicable regulatory authorities. (Section 4.06)

Further, this restriction will not apply to or prevent the creation or existence of leases made, or existing on property acquired, in the ordinary course of business. (Section 4.07)

Other Covenants

Any other restrictive covenants which may apply to a particular series of debt securities will be described in the related prospectus supplement.

Ranking of Debt Securities

Unless stated otherwise in a prospectus supplement, the debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by any properties or assets. As indicated above, substantially all of our fixed properties and franchises are subject to the lien of the mortgage providing for our first mortgage bonds. See “Description of First Mortgage Bonds.”

Successor Obligor

The indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we will not consolidate with or merge into, or transfer all or substantially all of our assets to, another company, unless:

•	that company is organized under the laws of the United States or a state thereof;

•	that company assumes by supplemental indenture all of our obligations under the indenture, the debt securities and any coupons; and

•	immediately after the transaction no default exists under the indenture.

The successor will be substituted for us as if it had been an original party to the indenture, securities resolutions and debt securities. Following substitution, the successor may exercise our rights and powers under the indenture, the debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal principal amount of registered debt securities of the same series and date of maturity in authorized denominations requested by the holders upon surrender of the registered debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

To the extent permitted by the terms of a series of debt securities authorized to be issued in registered form and bearer form, bearer debt securities may be exchanged for an equal aggregate principal amount of registered or bearer debt securities of the same series and date of maturity in authorized denominations upon surrender of the bearer debt securities with all unpaid interest coupons, except as may otherwise be provided in the debt securities, at our agency maintained for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07) As of the date of this prospectus, we do not expect that the terms of any series of debt securities will permit registered debt securities to be exchanged for bearer debt securities.

Defaults and Remedies

Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of debt securities will occur if:

•	we default in any payment of interest on any debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

•
we default in the payment of the principal or premium, if any, of any debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

•
we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

•	we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

•	pursuant to or within the meaning of any bankruptcy law we:

—	commence a voluntary case,

—	consent to the entry of an order for relief against us in an involuntary case,

—	consent to the appointment of a custodian for us or for all or substantially all of our property, or

—	make a general assignment for the benefit of our creditors;

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that remains unstayed and in effect for 60 days and that:

—	is for relief against us in an involuntary case,

—	appoints a custodian for us or for all or substantially all of our property, or

—	orders us to liquidate; or

•	there occurs any other event of default provided for in that series. (Section 6.01)

A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. (Section 1.01) A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. (Section 6.02)

Unless a securities resolution provides otherwise, a default on a series of debt securities issued under the indenture does not constitute a default on another series of debt securities issued under the indenture. (Section 6.01)

The holders of a majority in principal amount of a series of debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. (Section 6.02)

If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it in good faith determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

The failure to redeem any debt securities subject to a conditional redemption is not an event of default if any event on which the redemption is conditioned does not occur before the redemption date. (Section 6.01) Debt securities are subject to a conditional redemption if the notice of redemption relating to the debt securities provides that it is subject to the occurrence of any event before the date fixed for the redemption in the notice. (Section 3.04)

The indenture does not have a cross-default provision. Thus, a default by us on any other debt would not automatically constitute an event of default under the indenture. A securities resolution may provide for a cross-default provision; in that case the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

As described below, the indenture and the debt securities or any coupons of any series may be amended, and any default may be waived. Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe the revised provision, we and the trustee may amend the debt securities, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. (Section 9.02) Except as described in the next paragraph, a default on a series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series. (Section 6.04)

However, without the consent of each debt security holder affected, no amendment or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the interest on or change the time for payment of interest on any debt security;

•	change the fixed maturity of any debt security, subject to any right we may have retained in the securities resolution and described in the prospectus supplement;

•	reduce the principal of any non-discounted debt security or reduce the amount of the principal of any discounted debt security that would be due on its acceleration;

•	change the currency in which the principal or interest on a debt security is payable; or

•	waive any default in payment of interest on or principal of a debt security. (Sections 6.04 and 9.02)

Without the consent of any debt security holder, we may amend the indenture or the debt securities:

•	to cure any ambiguity, omission, defect, or inconsistency;

•	to provide for the assumption of our obligations to debt security holders by the surviving company in the event of a merger or consolidation requiring that assumption;

•	to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued;

•	to create a series of debt securities and establish its terms;

•	to provide for a separate trustee for one or more series of debt securities; or

•	to make any change that does not materially adversely affect the rights of any debt security holder. (Section 9.01)

Legal Defeasance and Covenant Defeasance

Debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations, with limited exceptions, with respect to a series of debt securities and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

To exercise either defeasance option as to a series of debt securities, we must:

•	irrevocably deposit in trust with the trustee or another trustee money or U.S. government obligations;

•
deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be; and

•	comply with other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

U.S. government obligations are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or (b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer’s option. This term also includes certificates representing an ownership interest in those obligations. (Section 8.02)

Regarding the Trustee

U.S. Bank National Association (as successor to Firstar Trust Company) will act as trustee and registrar for debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the debt securities. (Section 2.03) We may remove the trustee with or without cause if we notify the trustee six months in advance and if no default occurs during the six-month period. (Section 7.07) The trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not the trustee. The trustee is also trustee under the mortgage for our first mortgage bonds, including any new bonds, and provides services for us and some of our affiliates, including Wisconsin Energy, as a depository of funds, registrar, member of a bank group providing back-up credit lines, trustee under other indentures and similar services. See “Description of First Mortgage Bonds—Regarding the Trustee.”

BOOK-ENTRY ISSUANCE

The first mortgage bonds and debt securities of any series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary identified in the applicable prospectus supplement. The depositary will be The Depository Trust Company (“DTC”), New York, NY, unless otherwise indicated in the applicable prospectus supplement. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

According to information provided by DTC, DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants, who we also refer to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other or-ganizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The contents of DTC’s web site are not a part of this prospectus.

We expect that pursuant to procedures established by DTC, upon the deposit of one or more global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the ownership interest represented by that global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the  owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that particular purchasers of securities take physical delivery of those securities in definitive form. Those limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner and holder of any new bonds or debt securities represented by the global security for all purposes under the mortgage or the indenture and the securities. In addition, as a beneficial owner of an interest in a global security, you will not be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in a global security, you will not be entitled to have the underlying first mortgage bonds or debt securities that are represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated first mortgage bonds or debt securities under the global security and will not be considered to be the owner or holder of any first mortgage bonds or debt securities under the global security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take the action, and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC will take any action permitted to be taken by a holder of interests in a global security only at the direction of one or more participants to whose account the DTC interests in the global security are credited and only in respect of the portion of the aggregate ownership interest in the global security as to which the participant or participants has or have given the direction.

We expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect from time to time.

Redemption notices will be sent to DTC’s partnership nominee, Cede & Co., as the registered holder of the book-entry securities.

As long as the book-entry securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to us, all payments on the book-entry securities will be made by us in immediately available funds to DTC. We have been advised that DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of that participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements in effect from time to time. Payment on book-entry securities to DTC is our responsibility or the responsibility of the trustee (as applicable), disbursement of those payments to direct participants is the responsibility of DTC and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depositary with respect to the new bonds or debt securities at any time by giving reasonable notice to us or the trustee. Under those circumstances, if we do not appoint a successor depositary within 90 days, we will issue individual definitive new bonds or debt securities in exchange for all the global securities representing the new bonds or debt securities, as applicable. In addition, we may at any time and in our sole discretion determine not to have any new bonds or debt securities represented by global securities and, in that event, will issue individual definitive new bonds or debt securities in exchange for all the global securities representing them. Individual definitive bonds or debt securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in those names as DTC shall direct.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate. We have no responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	any combination of the above.

The distribution of first mortgage bonds and debt securities of any series may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or through competitive bidding.

The prospectus supplement will set forth with respect to the securities being offered by it the terms of the offering of those securities, including the name or names of any underwriters, the purchase price of those securities and the proceeds to us from that sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which those securities may be listed. Underwriters, dealers and agents that participate in the distribution of new bonds and debt securities may be deemed to be “underwriters,” and any discounts or commissions received by them from us and any profit on the resale of the new bonds and debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by us and described in the applicable prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may also be offered and sold, if indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more remarketing firms acting as principals for their own accounts or as agents for us. We will identify in the prospectus supplement any remarketing firm and describe the terms of its agreement, if any, with us and any related compensation. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

Securities may also be sold directly by us or through agents designated by us from time to time. Any agent involved in the offering and sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by institutional investors to purchase securities providing for payment and delivery on a future date specified in the prospectus supplement. There may be limitations on the minimum amount which may be purchased by any of those institutional investors or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to these arrangements. Institutional investors to which these offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any of these purchasers pursuant to these delayed delivery and payment arrangements will not be subject to any conditions except (a) the purchase by an institution of the particular securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject, and (b) if the particular securities are being sold to underwriters, we shall have sold to those underwriters all of those securities other than the securities covered by these arrangements. Underwriters will not have any responsibility in respect of the validity of these arrangements or the performance by us or that institutional investors under these arrangements.

If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, that intention and a description of those transactions will be described in the prospectus supplement.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against particular civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of those civil liabilities. Agents and underwriters may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Various legal matters in connection with the new bonds and debt securities will be passed upon for Wisconsin Electric by Sally R. Bentley, Assistant Vice President—Legal Services of Wisconsin Electric, or A. William Finke, Counsel of Wisconsin Electric, and by Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin. Various legal matters in connection with the new bonds and debt securities will be passed upon for the underwriters by Cahill Gordon & Reindel, 80 Pine Street, New York, New York. Cahill Gordon & Reindel have acted and will continue to act as counsel to us and to Wisconsin Energy in connection with various other matters. Quarles & Brady LLP and Cahill Gordon & Reindel will not pass upon our incorporation, franchise matters, questions of title or the lien of the mortgage. Cahill Gordon & Reindel will rely upon the opinion of Ms. Bentley or Mr. Finke as to all matters of Wisconsin law. Cahill Gordon & Reindel and Quarles & Brady LLP will rely upon that opinion as to matters of Michigan law and the exempt status of Wisconsin Electric and Wisconsin Energy under the Public Utility Holding Company Act of 1935, as amended. Also, such firms and Ms. Bentley and Mr. Finke will rely on the opinion of Loomis, Ewert, Parsley, Davis & Gotting, P.C., 232 South Capitol Avenue, Lansing, Michigan, as to matters of Michigan law relating to authority to do business and other regulatory matters in Michigan.

The statements as to matters of law and legal conclusions under “Description of First Mortgage Bonds—Security” have been prepared under the supervision of, and reviewed by, Ms. Bentley, and those statements are made on her authority. As of September 30, 2002, Ms. Bentley and Mr. Finke owned beneficially approximately 2,805 shares and 12,135 shares of common stock of Wisconsin Energy, respectively, and held options to acquire 31,255 shares (9,542 of which were exercisable) and 4,565 shares (none of which were exercisable) of Wisconsin Energy common stock, respectively.

EXPERTS

The financial statements as of December 31, 2000 and for each of the two years in the period ended December 31, 2000 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included in this prospectus upon the authority of that firm as experts in giving said report.

After reasonable efforts, we have been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference in this prospectus of their report on the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001. Accordingly, we have omitted Arthur Andersen
LLP’s consent in reliance upon Rule 437a under the Securities Act of 1933, which permits us to dispense with the requirement to file the written consent of Arthur Andersen LLP under the circumstances.

Because Arthur Andersen LLP has not consented to the incorporation of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in our financial statements audited by Arthur Andersen LLP or for any omission to state a material fact required to be stated in those financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy or information statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement, parts of which we have omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to the registration statement and its exhibits. Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete. You should refer to the copy of the document filed with the SEC for a more complete description of the matter involved.

The SEC allows us to “incorporate by reference” the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC (File No. 001-01245) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (including documents filed after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement) until we complete our offering.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.

•	Current Reports on Form 8-K filed June 5, 2002, July 8, 2002, and September 4, 2002.

We will provide, at no cost, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request to us at:

Wisconsin Electric Power Company
231 West Michigan Street
P. O. Box 2046
Milwaukee, Wisconsin 53201
Attn: Ms. Kristine Rappe, Corporate Secretary
Telephone: (414) 221-3759

You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

As reported in our Form 8-K filed on July 8, 2002, on July 3, 2002, Wisconsin Energy’s board of directors dismissed Arthur Andersen as its and our independent accountants and engaged the firm of Deloitte & Touche LLP to audit the books and records of Wisconsin Energy and its subsidiaries, including us, for 2002. The members of the board of directors of Wisconsin Energy are also the members of our board of directors and, as such, approved the change with respect to us.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement are as follows:

SEC registration fee (actual)	$73,600
Public Service Commission of Wisconsin fee (actual)	1,000
Trustee’s fees and expenses	10,000
Printing expenses	130,000
Legal fees and expenses	250,000
Accounting fees and expenses	150,000
Blue Sky fees and expenses	20,000
Rating agencies’ fees	350,000
Miscellaneous expenses	15,400

Total	$1,000,000

Item 15.    Indemnification of Directors and Officers.

Wisconsin Electric Power Company (“Wisconsin Electric”) is incorporated under the Wisconsin Business Corporation Law (the “WBCL”).

Under Section 180.0851(1) of the WBCL, Wisconsin Electric is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of Wisconsin Electric. In all other cases, Wisconsin Electric is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of Wisconsin Electric, unless it is determined that he or she breached or failed to perform a duty owed to Wisconsin Electric and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with Wisconsin Electric or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under Wisconsin Electric’s Restated Articles of Incorporation, Bylaws, any written agreement or a resolution of the board of directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance, to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, directors of Wisconsin Electric against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

Articles V and VI of Wisconsin Electric’s Bylaws provides that Wisconsin Electric will indemnify to the fullest extent permitted by law any person who is or was a party or threatened to be made a party to any legal proceeding by reason of the fact that such person is or was a director or officer of Wisconsin Electric, or is or was serving at the request of Wisconsin Electric as a director or officer of another enterprise, against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such legal proceeding. Wisconsin Electric’s Restated Articles of Incorporation and Bylaws do not limit the indemnification to which directors and officers are entitled under the WBCL.

Underwriting or purchase agreements entered into by Wisconsin Electric in connection with the securities being registered may provide for indemnification of directors, officers and controlling persons of Wisconsin Electric against certain liabilities, including liabilities under the Securities Act of 1933.

Officers and directors of Wisconsin Electric are covered by insurance policies purchased by Wisconsin Electric or its parent, Wisconsin Energy Corporation, under which they are insured (subject to exceptions and limitations specified in the policies) against expenses and liabilities arising out of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Item 16.    Exhibits.

See Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes (in accordance with the corresponding lettered undertakings in Item 512 of Regulation S-K):

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

. . .

(d)
In the event that the terms of any offers and sales of the securities are determined by competitive bidding, (1) to use its best efforts to distribute, prior to the opening of bids, to prospective bidders, underwriters and dealers a reasonable number of copies of a prospectus which at the time meets the requirements of section 10(a) of the Securities Act of 1933 and relating to the securities offered at competitive bidding, as contained in the registration statement together with any supplements thereto and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

. . .

(h)	Reference is made to the indemnification provisions described in Item 15 of this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on December 20, 2002.

WISCONSIN ELECTRIC POWER COMPANY

By:	/s/ RICHARD A. ABDOO
Richard A. Abdoo, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated as of the 20th day of December, 2002.

Signature and Title

/s/ RICHARD A. ABDOO	/s/ BARBARA L. BOWLES*
Richard A. Abdoo, Chairman of the Board and Chief Executive Officer (Principal Executive Officer) and Director	Barbara L. Bowles, Director

/s/ PAUL DONOVAN	/s/ ROBERT A. CORNOG*
Paul Donovan, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Robert A. Cornog, Director

/s/ STEPHEN P. DICKSON	/s/ WILLIE D. DAVIS*
Stephen P. Dickson, Controller (Principal Accounting Officer)	Willie D. Davis, Director

/s/ JOHN F. AHEARNE*	/s/ RICHARD R. GRIGG*
John F. Ahearne, Director	Richard R. Grigg, Director

/s/ JOHN F. BERGSTROM*	/s/ FREDERICK P. STRATTON, JR.*
John F. Bergstrom, Director	Frederick P. Stratton, Jr., Director

/s/ GEORGE E. WARDEBERG*
George E. Wardeberg, Director

*By:	/s/ RICHARD A. ABDOO
Richard A. Abdoo, Attorney-in-Fact

WISCONSIN ELECTRIC POWER COMPANY
(“Wisconsin Electric”)
(Commission File No. 001-01245)

EXHIBIT INDEX
to
AMENDMENT NO. 1
to
FORM S-3 REGISTRATION STATEMENT

The following exhibits are filed with or incorporated by reference (to the documents identified in parentheses) in this registration statement.

Exhibit Number	Description

1.1*	Form of Underwriting Agreement for First Mortgage Bonds.

1.2**	Form of Underwriting Agreement for Debt Securities.

4.1
Form of Supplemental Indenture creating new series of First Mortgage Bonds, including form of First Mortgage Bond. (Exhibit (4)-(41) to Wisconsin Electric’s Registration Statement on Form S-3, File No. 33-64343, filed 11/16/95.)

4.2	Mortgage and Deed of Trust of Wisconsin Electric, dated October 28, 1938. (Exhibit B-1 under File No. 2-4340.)

4.3	Second Supplemental Indenture of Wisconsin Electric, dated June 1, 1946. (Exhibit 7-C under File No. 2-6422.)

4.4	Third Supplemental Indenture of Wisconsin Electric, dated March 1, 1949. (Exhibit 7-C under File No. 2-8456.)

4.5	Fourth Supplemental Indenture of Wisconsin Electric, dated June 1, 1950. (Exhibit 7-D under File No. 2-8456.)

4.6	Fifth Supplemental Indenture of Wisconsin Electric, dated May 1, 1952. (Exhibit 4-G under File No. 2-9588.)

4.7	Sixth Supplemental Indenture of Wisconsin Electric, dated May 1, 1954. (Exhibit 4-H under File No. 2-10846.)

4.8	Seventh Supplemental Indenture of Wisconsin Electric, dated April 15, 1956. (Exhibit 4-I under File No. 2-12400.)

4.9	Eighth Supplemental Indenture of Wisconsin Electric, dated April 1, 1958. (Exhibit 2-I under File No. 2-13937.)

4.10	Ninth Supplemental Indenture of Wisconsin Electric, dated November 15, 1960. (Exhibit 2-J under File No. 2-17087.)

4.11	Tenth Supplemental Indenture of Wisconsin Electric, dated November 1, 1966. (Exhibit 2-K under File No. 2-25593.)

4.12	Eleventh Supplemental Indenture of Wisconsin Electric, dated November 15, 1967. (Exhibit 2-L under File No. 2-27504.)

4.13	Twelfth Supplemental Indenture of Wisconsin Electric, dated May 15, 1968. (Exhibit 2-M under File No. 2-28799.)

4.14	Thirteenth Supplemental Indenture of Wisconsin Electric, dated May 15, 1969. (Exhibit 2-N under File No. 2-32629.)

4.15	Fourteenth Supplemental Indenture of Wisconsin Electric, dated November 1, 1969. (Exhibit 2-O under File No. 2-34942.)

Exhibit Number	Description

4.16	Fifteenth Supplemental Indenture of Wisconsin Electric, dated July 15, 1976. (Exhibit 2-P under File No. 2-54211.)

4.17	Sixteenth Supplemental Indenture of Wisconsin Electric, dated January 1, 1978. (Exhibit 2-Q under File No. 2-61220.)

4.18	Seventeenth Supplemental Indenture of Wisconsin Electric, dated May 1, 1978. (Exhibit 2-R under File No. 2-61220.)

4.19	Eighteenth Supplemental Indenture of Wisconsin Electric, dated May 15, 1978. (Exhibit 2-S under File No. 2-61220.)

4.20	Nineteenth Supplemental Indenture of Wisconsin Electric, dated August 1, 1979. (Exhibit (a)2(a) to Wisconsin Electric’s 9/30/79 Form 10-Q.)

4.21	Twentieth Supplemental Indenture of Wisconsin Electric, dated November 15, 1979. (Exhibit (a)2(a) to Wisconsin Electric’s 12/31/79 Form 10-K.)

4.22	Twenty-First Supplemental Indenture of Wisconsin Electric, dated April 15, 1980. (Exhibit (4)-21 under File No. 2-69488.)

4.23	Twenty-Second Supplemental Indenture of Wisconsin Electric, dated December 1, 1980. (Exhibit (4)-1 to Wisconsin Electric’s 12/31/80 Form 10-K.)

4.24	Twenty-Third Supplemental Indenture of Wisconsin Electric, dated September 15, 1985. (Exhibit (4)-1 to Wisconsin Electric’s 9/30/85 Form 10-Q.)

4.25	Twenty-Fourth Supplemental Indenture of Wisconsin Electric, dated September 15, 1985. (Exhibit (4)-2 to Wisconsin Electric’s 9/30/85 Form 10-Q.)

4.26	Twenty-Fifth Supplemental Indenture of Wisconsin Electric, dated December 15, 1986. (Exhibit (4)-25 to Wisconsin Electric’s 12/31/86 Form 10-K.)

4.27	Twenty-Sixth Supplemental Indenture of Wisconsin Electric, dated January 15, 1988. (Exhibit 4 to Wisconsin Electric’s 1/26/88 Form 8-K.)

4.28	Twenty-Seventh Supplemental Indenture of Wisconsin Electric, dated April 15, 1988. (Exhibit 4 to Wisconsin Electric’s 3/31/88 Form 10-Q.)

4.29	Twenty-Eighth Supplemental Indenture of Wisconsin Electric, dated September 1, 1989. (Exhibit 4 to Wisconsin Electric’s 9/30/89 Form 10-Q.)

4.30	Twenty-Ninth Supplemental Indenture of Wisconsin Electric, dated October 1, 1991. (Exhibit 4-1 to Wisconsin Electric’s 12/31/91 Form 10-K.)

4.31	Thirtieth Supplemental Indenture of Wisconsin Electric, dated December 1, 1991. (Exhibit 4-2 to Wisconsin Electric’s 12/31/91 Form 10-K.)

4.32	Thirty-First Supplemental Indenture of Wisconsin Electric, dated August 1, 1992. (Exhibit 4-1 to Wisconsin Electric’s 6/30/92 Form 10-Q.)

4.33	Thirty-Second Supplemental Indenture of Wisconsin Electric, dated August 1, 1992. (Exhibit 4-2 to Wisconsin Electric’s 6/30/92 Form 10-Q.)

4.34	Thirty-Third Supplemental Indenture of Wisconsin Electric, dated October 1, 1992. (Exhibit 4-1 to Wisconsin Electric’s 9/30/92 Form 10-Q.)

4.35	Thirty-Fourth Supplemental Indenture of Wisconsin Electric, dated November 1, 1992. (Exhibit 4-2 to Wisconsin Electric’s 9/30/92 Form 10-Q.)

4.36	Thirty-Fifth Supplemental Indenture of Wisconsin Electric, dated December 15, 1992. (Exhibit 4-1 to Wisconsin Electric’s 12/31/92 Form 10-K.)

4.37	Thirty-Sixth Supplemental Indenture of Wisconsin Electric, dated January 15, 1993. (Exhibit 4-2 to Wisconsin Electric’s 12/31/92 Form 10-K.)

Exhibit Number	Description

4.38	Thirty-Seventh Supplemental Indenture of Wisconsin Electric, dated March 15, 1993. (Exhibit 4-3 to Wisconsin Electric’s 12/31/92 Form 10-K.)

4.39	Thirty-Eighth Supplemental Indenture of Wisconsin Electric, dated August 1, 1993. (Exhibit (4)-1 to Wisconsin Electric’s 6/30/93 Form 10-Q.)

4.40	Thirty-Ninth Supplemental Indenture of Wisconsin Electric, dated September 15, 1993. (Exhibit (4)-1 to Wisconsin Electric’s 9/30/93 Form 10-Q.)

4.41	Fortieth Supplemental Indenture of Wisconsin Electric, dated January 1, 1996. (Exhibit (4)-1 to Wisconsin Electric’s 1/1/96 Form 8-K.)

4.42
Indenture for Debt Securities of Wisconsin Electric (the “Wisconsin Electric Indenture”), dated December 1, 1995, including, as exhibits thereto, forms of registered security and bearer security thereunder. (Exhibit (4)-1 to Wisconsin Electric’s 12/31/95 Form 10-K.)

4.43	Securities Resolution No. 1 of Wisconsin Electric under the Wisconsin Electric Indenture, dated December 5, 1995. (Exhibit (4)-2 to Wisconsin Electric’s 12/31/95 Form 10-K.)

4.44
Securities Resolution No. 2 of Wisconsin Electric under the Wisconsin Electric Indenture, dated November 12, 1996. (Exhibit 4.44 to Wisconsin Energy Corporation’s 12/31/96 Form 10-K (File No. 001-09057).)

4.45	Securities Resolution No. 3 of Wisconsin Electric under the Wisconsin Electric Indenture, dated May 27, 1998. (Exhibit (4)-1 to Wisconsin Electric’s 6/30/98 Form 10-Q.)

4.46	Securities Resolution No. 4 of Wisconsin Electric under the Wisconsin Electric Indenture, dated November 30, 1999. (Exhibit 4.46 to Wisconsin Electric’s 12/31/99 Form 10-K.)

5**	Opinion of Sally R. Bentley, Assistant Vice President—Legal Services of Wisconsin Electric, as to the legality of the First Mortgage Bonds and Debt Securities being registered.

12	Statement of Computation of Ratio of Earnings to Fixed Charges. (Exhibit 12.1 to Wisconsin Electric’s 9/30/02 Form 10-Q.)

23.1	Consent of PricewaterhouseCoopers LLP with respect to report on financial statements as of December 31, 2000 and for each of the two years ended December 31, 2000 and 1999.

23.2	Consent of Arthur Andersen LLP with respect to report on financial statements for the year ended December 31, 2001—omitted pursuant to Securities Act Rule 437a.

23.3**	Consent of Sally R. Bentley.

23.4**	Consent of A. William Finke.

23.5**	Consent of Loomis, Ewert, Parsley, Davis & Gotting, P.C.

23.6**	Consent of Quarles & Brady LLP.

24**	Power of Attorney.

25.1**	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association (successor to Firstar Trust Company) with respect to the First Mortgage Bonds.

25.2**	Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association (successor to Firstar Trust Company) with respect to the Debt Securities.

*	To be filed by amendment or under cover of Form 8-K and incorporated herein by reference if First Mortgage Bonds are issued.
**	Previously filed.